Treesdale Partners

14.	CODE OF ETHICS AND PERSONAL TRADING

The Firm has adopted a code of ethics (the “Code”) that establishes the standard of ethical business conduct that we all must follow. Our Code also addresses personal trading by our Employees. In particular, the Code requires our Employees to: (1) submit to the Compliance Officer, or his designee, initial, quarterly, and annual reports disclosing all personal securities holdings, and (2) obtain pre- approval before making certain personal investments. You will be required to acknowledge that you have received the Code and each subsequent amendment, that you comprehend the Code, and that you have complied and will comply with the Code.

Initial and Annual Employee Acknowledgements

When you first join the Firm, the Compliance Officer will provide you with a copy of the Manual. You must sign and return to the Compliance Officer an acknowledgement form stating that you have received a copy of the Manual, that you have read and understand it, and that you will comply with all applicable policies and procedures contained in the Manual.

You also must separately acknowledge your understanding of our procedures on insider trading and our Code. In addition, at or about the time of the Firm’s annual compliance meeting, the Compliance Officer will distribute to all Employees an updated Manual. You must sign an acknowledgement form stating that you have received a copy of the updated Manual, that you have read and understand it, and that you have complied and will comply with all applicable policies and procedures contained therein.

Generally, at or around that time, you must separately acknowledge your understanding of our procedures on insider trading and our Code.

You must sign the initial acknowledgement form and submit it to the Compliance Officer within one (1) week of first meeting with the Compliance Officer. You must sign the form annually and submit it to the Compliance Officer within one (1) week after you have received the updated Manual. The Compliance Officer or his designee will provide and maintain the acknowledgement forms.

Confidentiality

The Firm generates and maintains information that we view as proprietary, and it must be held strictly confidential by our Employees. This information includes, but is not limited to investor lists and general information about our investors; investment positions; research analyses and trading strategies; Fund performance; internal communications; and legal advice provided by internal and outside counsel.

Employees may not use proprietary information for their own benefit or for the benefit of any party other than the Firm. In addition, Employees may not disclose proprietary information to anyone outside the Firm, except in connection with the business of the Firm and in a manner consistent with the Firm’s interests and policies or as required by applicable law, regulation, or legal process after notice to the Compliance Officer. Failure to maintain the confidentiality of this information may have serious detrimental consequences for the Firm, the Funds, and the disclosing Employee.

In order to safeguard the Firm’s proprietary information and investor information, the Firm has adopted Privacy Policies and Procedures. In addition, Employees are expected to abide by the following:

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•	Never remove any proprietary information from the Firm’s premises, unless necessary for business purposes (and, if so, the information must be kept in the possession of the Employee or in a secure place at all times and returned promptly to the Firm’s premises);

•	Exercise caution in displaying documents or discussing information in public places, or in the presence of outside vendors or others not employed by the Firm;

•	Exercise appropriate caution when using e-mail, cellular telephones, facsimile machines, or messenger services;

•	Never leave documents containing proprietary information in conference rooms, wastebaskets, or desks, or anywhere else where the information could be seen or retrieved;

•	Never disclose computer or voicemail passwords or website access codes to anyone else at the Firm or outside the Firm; and

•	Never share confidential information with anyone at the Firm except on a need-to- know basis.

The Firm’s restrictions on the use of confidential information continue in effect after termination of an Employee’s employment pursuant to the terms of the Employee Confidentiality, Non-Disclosure, Non- Competition, Assignment, and Non-Solicitation Agreement which you executed in connection with your employment.

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